Exhibit 10.12

MODIFICATION AGREEMENT

This Modification Agreement (the “Agreement”) dated as of January 1, 2000, is made by and between ACE Guaranty Re Inc. (formerly Capital Reinsurance Company), a Maryland domiciled insurance company (“AGRE”) and its direct parent company, ACE Financial Services Inc. (formerly Capital Re Corporation), a Delaware domiciled insurance holding company (“ACE Financial”).

WHEREAS, AGRE and ACE Financial entered into a Service Agreement as of January 1, 1995 (the “Service Agreement”), a copy of which is attached hereto;

WHEREAS, AGRE maintains its own offices and staff of professional insurance executives and administrative and clerical personnel who are experienced in the management of insurance companies;

WHEREAS, ACE Financial requires certain support services in order to conduct its business and AGRE desires to provide such services;

WHEREAS, AGRE and ACE Financial desire to amend the Service Agreement as of January 1, 2000 so as to increase the monthly fee payable thereunder from $5,000 to 20,833.33 (equivalent to $250,000 annually);

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration the receipt of which is hereby acknowledged, AGRE and ACE Financial hereby agree as follows:

1.                                       Paragraph 6 of the Service Agreement shall be deleted and replaced in its entirety by the following:

6.                                       In consideration of the services provided by ACE Guaranty Re Inc. pursuant to this Agreement, ACE Financial Services Inc. shall pay to ACE Guaranty Re Inc. a monthly fee of $ 20,833.33 (equivalent to $250,000 annually) no later than the first day of each month during the term hereof. The components of the monthly fee are as follows:

Accounting and Finance Services — $ 10,833.33
Legal Services — $7,000
Administrative Support — $3,000

The monthly fee is ACE Guaranty Re Inc.’s cost of providing the services pursuant to this Agreement. The monthly fee for any month not wholly within the term of this Agreement shall be pro-rated accordingly.

2.                                       Except as provided in paragraph 1 of this Agreement, the terms and provisions of the Service Agreement shall not be amended.

IN WITNESS WHEREOF, the undersigned duly authorized officers of ACE Guaranty Re Inc. and ACE Financial Services Inc. have executed this Agreement as of January 1, 2000.

ACE GUARANTY RE INC.		ACE FINANCIAL SERVICES INC.

By:	/s/ Geraldine Alfino Egler	By:	/s/ Lisa Mumford
Name: Geraldine Alfino Egler		Name: Lisa Mumford
Title: Senior Vice President, Secretary and General Counsel		Title: Senior Vice President, Chief Financial Officer and Treasurer

SERVICE AGREEMENT

This Service Agreement (the “Agreement”) is made as of the first day of January 1995, between Capital Reinsurance Company, a Maryland domiciled insurance company (“Capital Re”), and Capital Re Corporation, a Delaware domiciled insurance holding company (the “Holding Company”).

WHEREAS, Capital Re is a reinsurer licensed under the New York Insurance Law; and

WHEREAS, Capital Re maintains its own offices and staff of professional insurance executives and administrative and clerical personnel who are experienced in the management of insurance operations;

WHEREAS, the Holding Company requires certain support services in order to conduct its business and Capital Re desires to provide such services.

NOW, THEREFORE, in consideration of the mutual benefits to be derived, Capital Re and the Holding Company do hereby agree as follows:

1.                                       Capital Re will make available such services, including legal, data processing, accounting, tax and financial planning services to the Holding Company, as are needed and requested by the Holding Company.  Under no circumstances shall any member of Capital Re’s staff be granted any authority pursuant to this Agreement to make investment or business decisions on behalf of the Holding Company or otherwise make any legally binding commitments on behalf of the Holding Company.

2.                                       Capital Re’s staff members who provide such services to the Holding Company will remain for, all purposes, the employees of Capital Re and will be instructed to provide the services to the Holding Company with the same degree of care and diligence as they would exercise in the performance of the same or similar services to Capital Re.

3.                                       Capital Re shall compensate its staff members who provide such services to the Holding Company on the same basis as they are customarily compensated for the performance of their regular duties to Capital Re.  The Holding Company shall make no direct payment of any kind to, or compensate in any manner, the staff members of Capital Re whose services it uses.

4.                                       The Holding Company shall remain the sole owner of all records, documents and other work products developed, utilized or maintained for the Holding Company by Capital Re’s staff.

5.                                       Each party shall have the right to conduct an audit of the relevant books, records and accounts of the other party upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, the party being audited shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to the audit.

6.                                       In consideration of the services provided by Capital Re pursuant to this Agreement, the Holding Company shall pay to Capital Re a monthly fee of $5,000 no later than the first day of each month during the term hereof. The components of the monthly fee are as follows:

Accounting and Finance Services - $2,000
Legal Services - $1,500
Administrative Support - $1,500

The monthly fee is Capital Re’s cost of providing the services pursuant to this Agreement. The monthly fee for any month not wholly within the term of this Agreement shall be pro-rated accordingly.

7.                                       Should an irreconcilable difference of opinion between Capital Re and the Holding Company arise as to the interpretation of any matter respecting this Agreement, such difference shall be submitted to arbitration as the sole remedy available to both parties. Such arbitration shall be in the accordance with the rules of the American Arbitration Association, and the arbitration shall take place in New York City.

8.                                       This Agreement shall be governed by and interpreted in accordance with the laws of the State of Maryland.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first day of January, 1995.

CAPITAL REINSURANCE COMPANY		CAPITAL RE CORPORATION

By:	/s/ Lisa Mumford	By:	/s/ Howard S. Yaruss
Name: Lisa Mumford		Name: Howard S. Yaruss
Title: Vice President		Title: Vice President